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Exhibit 10.20

WINDING-UP OF
ALLIANCE, PRODUCTION AND MARKETING
FRAMEWORK

        This Agreement is entered into effective November 15, 1999 (the "Effective Date") by and between Displaytech, Inc., a Colorado corporation ("DT") with principal executive offices at 2602 Clover Basin Drive, Longmont, Colorado 80503, and Hewlett-Packard Company, a Delaware corporation ("HP"), acting through the Semiconductor Products Group of Agilent Technologies, Inc., an HP subsidiary with an office at 350 W. Trimble Avenue, San Jose, California 95131. DT and HP are sometimes hereafter referred to as the "Parties." This Agreement completely amends, supersedes and replaces each of the following instruments:

  1.
  That certain instrument entitled "Alliance, Production and Marketing Framework Agreement" entered into effective January 31, 1999 between the Parties (the "APMF Agreement"); and

  2.
  That certain instrument entitled "Second Side Letter Agreement" entered into effective February 2, 1999 between the Parties (the "Letter Agreement").

RECITALS

        WHEREAS, the parties entered into the APMF Agreement and the Letter Agreement (collectively, the "APMF and Letter Agreements") to jointly develop, manufacture, market and sell microdisplay products;

        WHEREAS, HP has created a subsidiary known as Agilent Technologies, Inc. ("Agilent") and has transferred its Microdisplay Products Operation business to Agilent and intends in the fullness of time to divest itself of its ownership of Agilent; and

        WHEREAS, the Parties now desire amicably to wind up the relationships created pursuant to the APMF and Letter Agreements and go their separate ways;

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual promises here and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.
DEFINITIONS.    Each of the following terms shall have the meaning ascribed to it below for purposes of this Agreement.

1.1.
"Alliance Microdisplay Product" means any product that is designated as such in the APMF Agreement.

1.2.
"DT Alliance IP" means any Intellectual Property owned or controlled by DT, excluding Jointly Created IP, DT LC IP and Jointly Funded IP, that was created during the life of the APMF Agreement, utilized in a Microdisplay Device, and embodied in an Alliance Microdisplay Product.

1.3.
"DT LC IP" means any Intellectual Property owned or controlled, now or hereafter, by DT related to the manufacture, formulation or design of liquid crystal material, utilized in a Microdisplay Device, and embodied in either a "Wink" or a "Zebra" product.

1.4.
"DT Pre-Existing IP" means any Intellectual Property owned or controlled by DT prior to the effective date of the APMF Agreement, excluding DT LC IP, utilized in a Microdisplay Device and embodied in an Alliance Microdisplay Product.

1.5.
"Employees" includes persons employed by HP, Agilent and DT, including consultants and contractors that have executed agreements with the respective Parties to maintain the confidentiality of Confidential Information.

  1.6.
  "HP Alliance IP" means any Intellectual Property owned or controlled by HP, excluding Jointly Created IP and Jointly Funded IP, that was created during the life of the APMF Agreement, utilized in a Microdisplay Device, and embodied in an Alliance Microdisplay Product.

  1.7.
  "HP Pre-Existing IP" means any Intellectual Property owned or controlled by HP prior to the effective date of the APMF Agreement, utilized in a Microdisplay Device and embodied in an Alliance Microdisplay Product.

  1.8.
  "Intellectual Property" means any patent (except a design patent related to appearance), copyright, trade secret of a technical nature as documented in a writing delivered to the receiving party, invention as documented in a written invention disclosure of the kind customarily used by HP and DT, respectively, work of authorship, or mask work.

  1.9.
  "Jointly Created IP" means Intellectual Property that was Jointly Created IP under the APMF Agreement.

  1.10.
  "Jointly Funded IP" means Intellectual Property that was Jointly Funded IP under the APMF Agreement.

  1.11.
  "Microdisplay Device" means a device consisting exclusively of (a) a silicon backplane and liquid crystal material and/or (b) a formatter and/or (c) packaging and assembly for the purpose of operating said silicon backplane and liquid crystal material or said formatter. A "formatter" is that part of control electronics that accepts a digital representation of a gray-scale and/or color image in pixel format and puts out digital signals controlling: (1) the temporal switching sequence of corresponding binary output pixels in a silicon backplane and liquid crystal material and/or (2) the temporal modulation of light by components of a display system other than the silicon backplane and liquid crystal material for the purpose of displaying the corresponding pixel intensity.

  1.12.
  "Microdisplay-Based Product" means a product that includes a Microdisplay Device.

  1.13.
  "Subsidiary":    For the purposes of this Agreement, a business entity will be deemed to be a Subsidiary of a Party if that Party now or hereafter owns or controls, directly or indirectly, a majority of the entity's stock entitled to vote for election of directors, or has an equivalent majority control in the case of a non-corporate entity such as a partnership. Such a business entity will be deemed to be a Subsidiary of the Party for only so long as such ownership or control actually exists.

2.
INTELLECTUAL PROPERTY OWNERSHIP

2.1.
HP Ownership.    As between HP and DT, HP owns all right, title, and interest in and to Intellectual Property and design patents that were conceived, discovered, authored or developed solely by HP or HP employees at any time, if and to the extent that HP or HP employees are or would be considered to be the sole author(s), inventor(s) or developer(s) thereof under U.S. law.

2.2.
DT Ownership.    As between HP and DT, DT owns all right, title, and interest in Property and design patents that were conceived, discovered, authored or developed solely by DT or DT employees at any time, if and to the extent that DT or DT employees are or would be considered to be the sole author(s), inventor(s) or developer(s) thereof under U.S. law.

2.3.
Joint Ownership.    DT and HP jointly own all right, title and interest in and to Jointly Created IP. IP any patentable invention arises out of IP, DT and HP will promptly disclose such Jointly Created IP to the other Party and will mutually agree on whether and how to pursue patent protection of the invention in the U.S. and elsewhere. Neither party has any duty to an account to the other for profits or royalties earned under any patents on Jointly Created IP;

    either party may sell or sublicense such to Agilent; and neither party may sublicense or transfer such patents to any person other than Agilent without the consent of the other.

  2.4.
  Pre-Existing Intellectual Property.    HP and DT will each retain all pre-existing ownership rights in HP Pre-Existing IP and DT Pre-Existing IP, respectively, and neither Party shall have any right or license to the other Party's Pre-Existing Intellectual Property unless specifically licensed in this Agreement, or in prior agreements between the Parties.

  2.5.
  Alliance IP.    HP and DT will each retain all ownership rights in HP Alliance IP and DT Alliance IP, respectively, and neither Party shall have any right or license to the other Party's Alliance IP except as expressly stated in this Agreement.

3.
LICENSE GRANTS

3.1.
HP hereby grants DT a non-exclusive, world-wide, non-transferable license, without the right to sublicense, under HP Alliance IP and HP Pre-Existing IP to make, have made, use, sell, offer for sale, import, reproduce, distribute, prepare derivative works and otherwise dispose of Microdisplay-Based Products. As to HP Alliance IP, this license does not expire and is royalty-free. As to HP PreExisting IP, this license will remain in effect for a period of five years from the Effective Date, with royalties to be paid as set forth in Section 5.1 below

3.2.
DT hereby grants HP a non-exclusive, world-wide, non-transferable, and, except as stated in Section 5, royalty-free, paid-up, irrevocable license, without the right to sublicense (except to Agilent, as provided herein), under DT Alliance IP and DT Pre-Existing IP to make, have made, use, sell, offer for sale, import, reproduce, distribute, prepare derivative products and otherwise dispose of Microdisplay-Based Products. As to DT Alliance IP, this license does not expire. As to DT Pre-Existing IP, this license will remain in effect for a period of five years from the Effective Date. DT hereby grants HP a non-exclusive, world-wide, non-transferable, royalty-free, paid-up, irrevocable, perpetual license, without the right of sublicense (except to Agilent, as provided herein), under any DT patent covering the invention known as "Curved Beam Splitter" IP to make have made, use, sell, offer for sale and import Microdisplay-Based Products. As to DT LC IP, DT shall elect, at its sole discretion, either to (a) supply the appropriate liquid crystal material that contains DT LC IP to HP during the five years that commence with effective date of this agreement, which liquid crystal material shall be sold to HP at Market Price; or (b) grant to HP a non-exclusive, world-wide, non-transferable, royalty free license, without the right to sublicense (except to Agilent, as provided herein), under DT LC IP, together with all reasonable technical and other assistance, to make, have made, use, sell, offer for sale, import, reproduce, distribute, prepare derivative products and otherwise dispose of Microdisplay-Based Product(s). If DT elects option (a) but during the five-year period fails to supply the liquid crystal materials to HP at Market Price in sufficient quantities to meet HP's needs, then DT shall grant the license described in option (b) to the extent necessary for HP to meet its needs during the five-year period. DT's grant of this license to HP, and its assignment to Agilent, and Agilent's subsequent spinoff into an independent company shall not constitute or be considered a grant of a manufacturing license by DT to a third party under the License Agreement between HP and DT dated January 26, 1998.

3.3
HP hereby grants DT a non-exclusive, world-wide, non-transferable, royalty-free, paid up irrevocable, perpetual license, without the right of sublicense, under HP Pre-Existing IP and HP Alliance IP embodied in the Q-Rainbow illuminator, to have made, use, sell, offer for sale and import Microdisplay-Based Products.

4.
RESPONSIBILITY FOR PRODUCT MANUFACTURE

4.1.
HP will provide not to exceed 50 engineer-months of engineering and development effort to assist DT with assuming a supporting role respecting manufacture of those certain

    Microdisplay-Based Products code-named "Wink" and "Zebra." DT will pay for this engineering and development effort at the rate of $35,000 per engineer-month. DT will be billed for these engineering costs on a monthly basis, with payment due within 30 days of the date of each invoice. Additional charges may apply to certain efforts and will be identified by HP and agreed to by DT before such work commences. The Parties acknowledge that HP actually commenced providing this engineering and development effort on November 15, 1999. However, HP's obligation to provide this engineering and development effort is contingent on HP having sufficient engineering personnel reasonably available. HP's obligation to provide engineering personnel and development effort will terminate March 31, 2000, regardless of how many engineer-months have actually been provided by that date.

  4.2.
  At DT's request, HP will sell its existing stock of parts on hand for manufacture of the Zebra & Wink products to DT at cost.

  4.3.
  Notwithstanding paragraph 5 of the Letter Agreement, DT is not obligated to share gross margins with HP for those products shipped after the Effective Date of this Agreement.

5.
ROYALTIES

5.1.
DT will pay HP a royalty of three and one-half percent (3.5%) of the average selling price of each unit on all Post-Effective Date shipments of any product, or any derivatives thereof, containing any HP Pre-Existing IP. DT will tender the royalty payments to HP within 45 days after the end of each calendar quarter for all shipments during that quarter.

5.2.
DT will keep accurate and sufficient records to determine amounts owed to HP and will make a quarterly written report to HP detailing the basis for any computations, which report DT will timely provide to Jim Leising at the address set forth in Section 9.1 If no royalty is due, the report will so state. If no royalty payments are due for four consecutive quarters, DT's reporting obligation will cease. However, if royalty payments subsequently become due, DT's reporting obligation will be reinstated under the terms set forth herein.

5.3.
DT will maintain records necessary for the computation of amounts payable under this Agreement for three years following each accounting report. Such records will be open to inspection by an auditor selected by HP to which DT has no reasonable objection during regular business hours of DT. HP or its auditor will use such records only to determine the accuracy of the royalties paid and reports submitted. HP will bear the expenses of the auditor it selects, except DT will reimburse HP for such expenses if the total underpayment of royalties identified during the audit exceeds the costs of the audit.

5.4.
HP will reimburse DT, up to a maximum two percent (2%) of the average selling price of each unit, for those royalties that DT is obligated to pay on all post-Effective Date shipments by HP of any product utilizing the surface stabilized ferroelectric liquid crystal ("SSFLC") patents owned by Noel Clark and Sven Lagerwall, as listed in the Clark Lagerwall Sub-License Agreement between DT and HP dated as of January 26, 1998 that are included in the DT Pre-Existing IP licensed to HP hereunder.

5.5.
HP will keep accurate and sufficient records to determine amounts owed to DT and will make a quarterly written report to DT detailing the basis for any computations, which report HP will timely provide to Haviland Wright at the address set forth in Section 9.1 If no royalty is due, the report will so state. If no royalty payments are due for four consecutive quarters, HP's reporting obligation will cease. However, if royalty payments subsequently become due, HP's reporting obligation will be reinstated under the terms set forth herein.

5.6.
HP will maintain records necessary for the computation of amounts payable under this Agreement for three years following each accounting report. Such records will be open to inspection by an auditor selected by DT to which HP has no reasonable objection during regular business hours of HP. DT or its auditor will use such records only to determine the accuracy of the royalties paid and reports submitted. DT will bear the expenses of the auditor it selects, except HP will reimburse DT for such expenses if the total underpayment of royalties identified during the audit exceeds the costs of the audit.

6.
TERM AND TERMINATION

  DT may terminate its obligation to pay royalties under this Agreement at any time by ceasing further manufacture and sale of products containing any HP Pre-Existing IP or derivatives thereof. All licenses and other rights granted herein will remain in effect according to their terms.

7.
RIGHT OF ASSIGNMENT

  This Agreement and any rights and licenses granted herein are personal to each Party and are binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. Neither Party may assign any of its rights, privileges or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Furthermore, HP hereby assigns its rights and obligations under this Agreement to Agilent, to which assignment DT hereby consents.

8.
LIMITATION OF LIABILITY

  In no event will either party be liable for any indirect, consequential, special or incidental damages (including without limitation loss of profits or data), whether based on contract, tort, or any other legal theory. Furthermore, direct damages are limited to one million dollars regardless of the cause of action. This limitation of liability applies only to any cause of action arising out of the APMF and Letter Agreements. This limitation of liability does not apply if any Product provided hereunder is determined to have directly caused bodily injury or death. This limitation of liability does not apply to breaches of confidentiality, IP violations, IP indemnification responsibilities, or payments due.

9.
NOTICES.

9.1.
Notices shall be delivered to the following persons.

Party:	Hewlett-Packard	Displaytech
Name:	Jim Leising	Haviland Wright
Title:	Strategic Alliance Mgr.	CEO
Address:	Agilent Technologies, Inc.	Displaytech, Inc.
	350 W. Trimble Road	2602 Clover Basin Drive
	San Jose CA 95131	Longmont, CO 80503
Phone:	408-435-6681	303-772-2191
Fax:	408-435-4288	303-772-2193
e-mail:	jim_leising@agilent.com	haviland@displaytech.com
and:
Party:	Hewlett-Packard	Displaytech
Name:	Dick Schulze	George E. Clough
Title:	Corporate Counsel	General Counsel
Address:	Agilent Technologies, Inc.	Displaytech, Inc.
	1501 Page Mill Road	2602 Clover Basin Drive
	M/S 4U-10	Longmont, CO 80503
Phone:	(650) 857-4377	(303) 772-2191
Fax:	(650) 852-8063	(303) 772-2193
e-mail:	dick_schulze@agilent.com	gclough@displaytech.com

  9.2.
  Written Notices.    All notices required or permitted to be given under this Agreement will be in writing.

  9.3.
  When Effective.    Notices shall be deemed validly given upon the earlier of (a) confirmed receipt by the Recipient or (b) five business days after dispatch by registered airmail, postage prepaid, in any post office in the United States addressed to the other Party at the address specified herein.

10.
CONFIDENTIALITY.    Each Party ("Recipient") receiving Confidential Information under this Agreement from the other Party ("Discloser") shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as Recipient uses to protect its own confidential information of a like nature. Recipient shall only allow Employees to have access to Confidential Information.

10.1.
Confidential Information disclosed under the APMF and Letter Agreements will continue to be governed by the terms of such agreement.

10.2.
Confidential Information.    "Confidential Information" includes only information that is either (a) marked as confidential at the time of disclosure; or that is (1)) unmarked (e.g. orally disclosed) but treated as confidential at the time of disclosure, and is designated as confidential in a written memorandum sent to Recipient's primary representative within 30 days of disclosure, summarizing the Confidential Information sufficiently for identification.

10.3.
Use.    The Recipient may use Confidential Information received under this Agreement only for the purposes this Agreement.

10.4.
Exclusions.    This Agreement imposes no obligation upon Recipient with respect to information that (but only to the extent that): (a) was in Recipient's possession before receipt from Discloser; (b) is or becomes a matter of public knowledge through no fault of Recipient; (c) is rightfully received by Recipient from a third party, (d) is disclosed by Discloser to a third party without a duty of confidentially on the part of the third party; (e) is independently developed by Recipient; (f) is disclosed pursuant to operation of law; or (g) is disclosed by Recipient with Discloser's prior written approval.

10.5.
Term.    The Recipient's obligation of confidentiality hereunder shall expire three years after the date on which the information was disclosed.

11.
DISPUTE RESOLUTION.

11.1.
Condition Precedent.    In the event of any dispute under this Agreement, and as a condition precedent to either Party filing suit, instituting a proceeding or seeking other governmental resolution (except in the matter of bankruptcy) in connection therewith, the Parties will attempt to resolve such dispute in the following manner.

11.2.
Good Faith Negotiation.    The Parties will negotiate in good faith to resolve any dispute between them regarding this Agreement at the lowest feasible level of management.

11.3.
Senior Management.    If such negotiations do not resolve the dispute within five days, then either Party may bring the issue to the attention of the SPG Alliance Manager, and DT CEO. If they are unable to resolve the dispute, the Alliance Manager and CEO will take the issue to Agilent's Semiconductor Products Group VP/General Manager who will attempt to find a resolution satisfactory to each Party. If resolution is still not reached then the GM and CEO will take the issue to DT's Chairman of the Board who will attempt to find a resolution satisfactory to each Party.

  11.4.
  Legal Action.    The foregoing negotiations and meetings shall be a condition precedent to either Party commencing any legal or equitable action, instituting a proceeding or seeking other governmental resolution of any dispute in connection with this Agreement. The Parties may agree to pursue any other additional mutually acceptable dispute resolution method but such pursuit shall not modify the above-stated condition. The Parties acknowledge and agree that any such legal or equitable action, proceeding or other governmental resolution commenced by a Party (a) must be instituted under the substantive law (and not the conflicts law) of the State of California and (b) may be instituted only after receipt by the other Party of not less than 15 days prior written notice from the complaining Party of intent to commence same.

  11.5.
  Equitable Relief.    Notwithstanding any other statement herein, either Party may seek immediate injunctive or other relief related to the breach of the confidentiality obligation or violation of the intellectual property rights set forth in this Agreement.

12.
RELEASE OF CLAIMS

  The Parties intend this Agreement to be a full, final and complete release of any and all claims that either of them may have against the other as of the Effective Date that arise out of or are related to the APMF And Letter Agreements. Each Party fully and finally releases, discharges, and settles all claims or causes of action, known or unknown, arising out of or relating to the APMF and Letter Agreements. The Parties intend to waive, release, and promise never to assert any such claims even if they do not presently believe that they have such a claim. The Parties therefore waive their rights under Section 1542 of the California Civil Code, which reads as follows:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

13.
OTHER AGREEMENTS

13.1.
The Sub-Alliance Framework Agreement.    That certain instrument entitled "Sub-Alliance Framework Agreement, dated January 31, 1999, remains in effect pursuant to the terms stated therein, except that HP hereby assigns its rights and obligations under that agreement to Agilent, and to which assignment DT hereby consents.

13.2.
The Distributor Agreement.    That certain instrument entitled "Distributor Agreement" by and between DT, HP and Nissho Electronics Corporation, dated September 20, 1999, is terminated pursuant to Section 14(d) thereof, which provides that the Distributor Agreement will automatically terminate in the event, and on the date, the alliance between DT and HP terminates.

13.3.
The Miyota Agreement.    As between HP and DT, with respect to those certain instruments dated July 28, 1999, and September 22, 1999, by and between DT, HP and Miyota Co., Ltd. (collectively the "Miyota Agreement"), DT, individually, shall undertake to perform non-recurring engineering to develop an FLC camcorder viewfinder product, all as more fully set forth in the Miyota Agreement. As set forth more fully in Section 4.1, HP will provide engineering and development effort to DT to assist DT in this undertaking. DT shall provide all necessary assurances that Miyota may require as a condition to consenting to the assignment of HP's obligations under the Miyota Agreement from HP to DT. HP disclaims any future non-recurring engineering costs collectable from Miyota as a result of completion of agreed development milestones.

14.
GENERAL TERMS.

14.1.
Entire Agreement.    Except as otherwise provided herein, this Agreement sets forth the entire Agreement and understanding between the Parties as to the subject matter set forth herein and merges all prior discussions between them related thereto. No conditions, definitions, warranties, understanding or other representations with respect to such subject matter other than as expressly provided herein shall bind either of the Parties.

14.2
Modifications.    This Agreement may only be modified by a written instrument signed by the Parties.

14.3.
Export Restrictions.    The Parties agree not to export or re-export any software products or technology or any derivatives thereof in violations of the U.S. export administrative regulations or other regulations.

14.4
Force Majeure.    Neither Party will be liable in damages or have the right to cancel or terminate this Agreement, in whole or in part, for any delay or default in performance thereunder if such delay or default is caused by conditions beyond the control of the delaying or defaulting Party (including, but not limited to, acts of God, government restrictions, continuing domestic or international events such as wars or insurrection, strikes, fires, floods, work stoppages and embargoes). Each Party will give the other prompt written notice of any condition likely to cause any such delay or default and shall use all reasonable efforts to minimize the period and impact of the delay or default.

14.5.
Subsidiaries.    Except as otherwise specifically provided in this Agreement, the Parties agree that this Agreement will apply to a Party's Subsidiaries so long as such Subsidiaries agree to comply fully with the obligations imposed on the Party by the Agreement. Each Party will remain fully responsible for actions and omissions of its Subsidiaries relative to rights granted under this Agreement. Further, the Parties agree that any agreement signed by any Subsidiary under this Agreement shall be binding on the Party that is the parent company of such Subsidiary.

14.6.
Waiver.    The waiver of any term, condition, or provision of this Agreement or Sub-Alliance Framework Agreement by either Party must be in writing. No such waiver will be construed as a waiver of any other term, condition, or provision except as provided in writing, nor as a waiver of any subsequent breach of the same term, condition, or provision.

14.7.
Severability.    If any provision of this Agreement is held invalid or unenforceable by a body of competent jurisdiction, such provision will be construed, limited or, if necessary, severed to the extent necessary to eliminate such invalidity or unenforceability. The Parties agree to negotiate in good faith a valid, enforceable substitute provision that most nearly effects the Parties' original intent in entering into this Agreement or to provide an equitable adjustment in the event no such provision can be added. The other provisions of this Agreement will remain in full force and effect.

14.8.
Governing Law.    This Agreement will be governed in all respects by the laws of the state of California without reference to any choice of laws provisions.

        IN WITNESS WHEREOF, each Party has executed this Agreement by signature of its authorized representative.

DISPLAYTECH, INC.		SPG, A DIVISION OF AGILENT TECHNOLOGIES, SUBSIDIARY OF THE HEWLETT-PACKARD COMPANY
By	/s/ HAVILAND WRIGHT	By:	/s/ JAMES L. LEISING
Haviland Wright		James L. Leising
Chief Executive Officer		Strategic Alliance Manager
Date of Signature: 11 Jan, 2000		Date of Signature: Jan 13, 2000

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WINDING-UP OF ALLIANCE, PRODUCTION AND MARKETING FRAMEWORK